UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

SmartStop Self Storage, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Strategic Storage Trust, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

A letter to the stockholders of SmartStop Self Storage, Inc. (formerly known as Strategic Storage Trust, Inc.) (the “Registrant”) regarding the Registrant’s estimated value per share and the self administration and investment management transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to the SEC, and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01.	Other Events

Determination of Estimated Value Per Share

On September 4, 2014, the Registrant’s board of directors approved an estimated value per share of the Registrant’s common stock of $10.81 based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2014. The Registrant is providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (IPA) in April 2013 (the “IPA Guidelines”).

The Registrant’s Nominating and Corporate Governance Committee (the “Committee), comprised of the Registrant’s two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Registrant’s estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation of Strategic Storage Advisor, LLC (the “Advisor”), the Registrant’s external advisor, based on the methodologies and assumptions described further below. With regard to the valuation of its real estate properties, the Registrant engaged Cushman & Wakefield Western, Inc. (“Cushman & Wakefield”) to provide an appraisal of 124 self storage properties (123 were wholly-owned and one was 99% owned by the Registrant) on an individual property basis and on a portfolio basis. The effective date of value was June 30, 2014 and the results of the valuations were communicated in a report dated July 31, 2014. Cushman & Wakefield conducted its valuations in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

Cushman & Wakefield is a third-party real estate valuation and advisory firm that does not have any direct or indirect material interest in any transaction with the Registrant or the Advisor. Cushman & Wakefield has previously, from time to time, conducted third-party appraisals on certain of the

Registrant’s self storage properties pursuant to engagements by the Registrant or the Registrant’s sponsor, or on behalf of lenders who have loaned money to the Registrant secured by the Registrant’s properties. The Registrant does not believe that there are any material conflicts of interest between Cushman & Wakefield, on the one hand, and the Registrant, the Advisor and its affiliates, on the other hand. However, the Registrant has agreed to indemnify and hold harmless Cushman & Wakefield, its subsidiaries and affiliates and their respective directors, officers, employees, agents, contractors and controlling persons from and against any and all losses, claims, damages and liabilities relating to or arising out of the reference to or inclusion of Cushman & Wakefield in the Registrant’s Form S-3 Registration Statement filed with the Securities and Exchange Commission on September 23, 2013.

After considering all information provided, and based on the Committee’s extensive knowledge of the Registrant’s assets, the Committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $10.81 as the estimated value per share of the Registrant’s common stock. The board of directors unanimously agreed upon the estimated value per share of $10.81 recommended by the Committee, which determination is ultimately and solely the responsibility of the board of directors.

As of June 30, 2014, the Registrant’s estimated value per share was calculated as follows:

Real estate properties (on an individual property basis)[1]	$17.34
Land/Properties under development or construction	0.30
Investments in unconsolidated joint ventures	0.18
Cash and restricted cash	0.52
Other assets	0.05
Mortgage debt	(7.14)
Other liabilities	(0.26)
Incentive distribution	(0.18)
Estimated enterprise value premium	None Assumed

Total estimated value per share	$10.81

(1)	Determined by Cushman & Wakefield as described herein.

Methodology and Key Assumptions

In determining an estimated value per share, the board of directors considered information and analyses, including the appraisal report of Cushman & Wakefield and information provided by the Advisor. The Registrant’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the board of directors deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies and assumptions used by the board of directors to value the Registrant’s assets and liabilities:

Real Estate Properties: As described above, the Registrant engaged Cushman & Wakefield to provide an appraisal of 124 self storage properties (123 were wholly-owned and one was 99% owned by the Registrant) on an individual property basis and on a portfolio basis, as of June 30, 2014. Cushman & Wakefield’s opinion of value used in calculating the Registrant’s estimated value per share above is based on the individual asset values of each of the properties in the portfolio in accordance with the IPA Guidelines. The appraisal was not intended to estimate or calculate enterprise value for the Registrant. In preparing its appraisal, Cushman & Wakefield, among other things:

1.	Analyzed and reviewed financial statements, annualized where necessary.

2.	Researched the national trends in the self storage market.

3.	Utilized the Income Capitalization Approach, described in more detail below, to develop the individual property and portfolio market value “as-is”.

4.	Presented its findings in a Summary Appraisal Report.

5.	Implemented its internal Quality Control Oversight Program, described in more detail below.

Cushman & Wakefield has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature. For this assignment, Quality Control Oversight was provided.

As described above, Cushman & Wakefield utilized the Income Capitalization Approach, which is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In the direct capitalization method, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Cushman & Wakefield utilized both the discounted cash flow method and the direct capitalization method in its assignment.

In calculating the discounted cash flow valuation, Cushman & Wakefield estimated the value of the Registrant’s individual real estate assets by using a 10-year discounted cash flow analysis. Cushman & Wakefield calculated the value of the Registrant’s individual real estate assets using the Registrant’s historical financial data and Cushman & Wakefield’s forecasts going forward, terminal capitalization rates and discount rates that fall within ranges Cushman & Wakefield believes would be used by similar investors to value each property the Registrant owns. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. As a test of reasonableness, Cushman & Wakefield compared the metrics of the valuation of the Registrant’s assets to current market activity of self storage properties.

In calculating the direct capitalization valuation, Cushman & Wakefield estimated the value of the Registrant’s individual assets by dividing net operating income for each property by the middle range (most probable range) of three capitalization rates (utilizing a sensitivity analysis comprised of a 0.25% spread between each range in the low range, most probable range and high range) for the market area of each subject property. Cushman & Wakefield utilized the direct capitalization method for comparison purposes only and determined the value for each property using the discounted cash flow method.

From inception through June 30, 2014, the Registrant (and its predecessors) had acquired the 124 self storage properties (123 were wholly-owned and one was 99% owned by the Registrant) for an aggregate basis (including the original purchase price and amounts incurred to develop two of our Canadian development properties) of approximately $741 million, exclusive of acquisition fees and expenses. As of June 30, 2014, the total estimated “as-is” value of the Registrant’s individual real estate assets as provided by Cushman & Wakefield using the valuation method described above was approximately $1.0 billion. This represents a 35% increase in the total value of the real estate assets over the aggregate basis.

The following summarizes the key assumptions that were used by Cushman & Wakefield in the discounted cash flow models to estimate the value of the Registrant’s individual real estate assets:

Assumption	Range in Values	Weighted Average Basis
Terminal capitalization rate	5.25% to 7.75%	6.32%
Discount rate	8.0% to 11.5%	9.12%
Annual rent growth rate (market)	3.0%	3.0%
Annual rent growth rate (in place income)	3.5%	3.5%
Annual expense growth rate	3.0%	3.0%
Holding Period	10 years	N/A

While the Registrant believes that Cushman & Wakefield’s assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged, a decrease in the terminal capitalization rate of 25 basis points would increase the Registrant’s real estate value to approximately $1.023 billion and an increase in the terminal capitalization rate of 25 basis points would decrease the Registrant’s real estate value to approximately $978 million. Similarly, a decrease in the discount rate of 25 basis points would increase the Registrant’s real estate value to approximately $1.018 billion and an increase in the discount rate of 25 basis points would decrease the Registrant’s real estate value to approximately $982 million.

In addition, as of June 30, 2014, the total estimated “as-is” value of the Registrant’s real estate assets on a portfolio basis as provided by Cushman & Wakefield using the valuation method described above was approximately $1.133 billion. While the Registrant did not use this portfolio valuation of approximately $1.133 billion in calculating the above estimated value per share, the Committee utilized this portfolio valuation to determine the number of units of limited partnership interest (“OP Units”) of SmartStop Self Storage Operating Partnership, L.P. (formerly known as Strategic Storage Operating Partnership, L.P.) (the “Operating Partnership”) to be issued to (1) Strategic Storage Holdings, LLC, the parent company of the Registrant’s Advisor and property manager, in connection with the self administration and investment management transaction, (2) the Advisor and its affiliates in connection with the contribution of the special limited partner interests held in the Registrant’s operating partnerships to the Operating Partnership, and (3) other affiliates of the Advisor in connection with the other transactions entered into by the Registrant and the Operating Partnership. Please see the Form 8-K filed with the Securities and Exchange Commission on September 5, 2014 for more detailed information relating to the self administration transaction and such other transactions.

Land/Properties Under Development or Construction: The above “as-is” appraisal of 124 self storage properties (123 were wholly-owned and one was 99% owned by the Registrant) was based on income-generating properties owned by the Registrant and, accordingly, did not assign any value to the following real estate assets:

•	a 3.6 acre tract of vacant land located in Ladera Ranch, California, which was acquired in connection with the Ladera Ranch property for a purchase price of approximately $3.9 million, plus construction in progress on such land of approximately $0.5 million;

•	a 4.0 acre tract of land located in Ontario, Canada that is being developed into a 890-unit, 91,000 square foot self storage facility, which was purchased in August 2013 for approximately $5.1 million and for which an additional approximately $1.9 million in construction costs were capitalized as of June 30, 2014.

•	a 2.8 acre tract of land located in Ontario, Canada that is being developed into a 870-unit, 78,000 square foot self storage facility, which was purchased in April 2014 for approximately $3.4 million and for which an additional approximately $0.4 million in construction costs were capitalized as of June 30, 2014.

•	The cost of solar panels being installed on three properties in Ontario, Canada. These solar panels are expected to generate additional revenues for each property, and have not been otherwise valued in the Cushman & Wakefield valuation. The aggregate capitalized construction costs for the solar panel installation on the three properties was approximately $2.2 million as of June 30, 2014.

The estimated values of these real estate assets are equal to the GAAP basis carrying value as of June 30, 2014. The dollar amounts for the above Canadian real estate assets were converted from Canadian dollars to U.S. dollars, based on the June 30, 2014 exchange rate of approximately 1.0 to 0.94.

Investments in Unconsolidated Joint Ventures: The estimated values of the Registrant’s investments in its unconsolidated joint ventures were calculated utilizing the cost approach for its 1.5% interest in Montgomery County, DST. The investments in Westport LAX, LLC and Hawthorne, LLC were valued at the amount set forth in the purchase and sale agreement relating to the Hawthorne property, which agreement was in effect on June 30, 2014 and subsequently closed.

Mortgage Debt: The estimated value of the Registrant’s aggregate mortgage debt was equal to the U.S. generally accepted accounting principles (“GAAP”) fair value as of June 30, 2014. The value of the Registrant’s aggregate mortgage debt was determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, and on the Advisor’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. Market interest rates applied in the Advisor’s analysis of the mortgage debt were based on data provided by Robert A. Stanger & Co., Inc., an independent third party.

As of June 30, 2014, the fair value and carrying value of the Registrant’s mortgage debt (adjusted for minority interest) were approximately $412.0 million and $398.1 million, respectively. The Registrant used discount rates ranging from 4.05% to 5.80% in determining the fair value of its mortgage debt. Assuming all factors remain unchanged, a decrease in each of the discount rates of 25 basis points would increase the fair value of the Registrant’s mortgage debt to approximately $415.3 million and an increase in each of the discount rates of 25 basis points would decrease the fair value of the Registrant’s mortgage debt to approximately $408.8 million.

Other Assets and Liabilities: The carrying values of the majority of the Registrant’s other assets and liabilities were considered to equal their book value. Adjustments to exclude the GAAP basis carrying value of intangible assets were made to Other Assets in accordance with the IPA Guidelines.

Incentive Distribution: The estimated value of the incentive distribution payable to the Advisor and its affiliates of $0.18 per share was based on the amount of OP Units issued to the Advisor and its affiliates in connection with the contribution of the special limited partnership interests held in the Operating Partnership by the Advisor and its affiliates to the Operating Partnership resulting in the extinguishment of any rights of the Advisor and its affiliates to any incentive distributions. The Class B Units issued to the Advisor and its affiliates (which may only be converted into OP Units at such time as either a change in control, listing event or net asset value determination, inclusive of the Class B Units outstanding, exceeds $10.81 per share, and such Class B Units are subject to extinguishment in whole or in part under certain circumstances) are not included in this calculation.

Limitations of Estimated Value Per Share

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Registrant’s board of directors is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The estimated value per share does not represent the fair value of the Registrant’s assets less its liabilities according to GAAP nor does it represent a liquidation value of the Registrant’s assets and liabilities or the amount at which the Registrant’s shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to the Registrant’s estimated value per share upon liquidation of the Registrant’s assets and settlement of its liabilities or a sale of the Registrant;

•	the Registrant’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Registrant’s estimated value per share; or

•	the methodology used to estimate the Registrant’s value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2014. The estimated net asset value per share was based upon 57,663,978 shares of equity interests outstanding as of June 30, 2014, which was comprised of (i) 57,027,784 outstanding shares of the Registrant’s common stock, plus (ii) 629,444 outstanding OP Units, which OP Units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 6,750 shares of unvested restricted common stock issued to the Registrant’s independent directors which shares vest ratably over time.

The value of the Registrant’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets.

Distribution Reinvestment Plan

In accordance with the Registrant’s distribution reinvestment plan (the “Plan”), the Registrant’s board of directors may change the share price for purchases of shares under the Plan at any time in its discretion. In connection with the estimated value per share described herein, the board of directors approved a share price of approximately $10.27 per share (95% of the $10.81 estimated value per share) for the purchase of shares under the Plan to be effective immediately.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	Letter to Stockholders dated September 5, 2014

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE, INC.

Date: September 5, 2014	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer